Exhibit 3.81

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF AMENDMENT

1. The name of the limited liability company is GSV LLC.

2. Paragraph 1 of the Certificate of Formation of the limited liability company is hereby amended in its entirety to read as follows:

1. The name of the limited liability company is IBSV LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on April 18, 2014.

GSV LLC

By	/s/ David A. Miller
David A. Miller, Manager